Exhibit 99.1

February 22, 2008

Press Release

Kentucky Bank Parent Increases Dividend For The 26th Straight Year

Paris, Kentucky - Kentucky Bancshares, Inc., parent holding company for Kentucky Bank, announced today an increase in the quarterly dividend to shareholders. The payout will be 28 cents per share, up from 27 cents for each of the previous four quarters. This payment will be made March 31 to shareholders of record March 20, 2008. The company has a record of increasing its dividend each year since 1982.

Kentucky Bank is headquartered in Paris and also has offices in Cynthiana, Georgetown, Morehead, Nicholasville, North Middletown, Sandy Hook, Versailles, Wilmore, and Winchester. At year-end assets totaled $631 million. It ranks 12th in size among the state's 196 banks. Shares of the parent holding company trade over the counter and are reported on the OTC Bulletin Board. The symbol is KTYB.OB.

Contact:  Gregory J. Dawson
          Chief Financial Officer